Exhibit 99.1

     Interleukin Genetics Reports Third Quarter Financial Results

    WALTHAM, Mass.--(BUSINESS WIRE)--Nov. 3, 2004--Interleukin
Genetics, Inc. (OTCBB: ILGN) a leader in the development of personalized health products, today reported revenue of $1,400,000 and a net loss of $373,000 or $0.02 per basic and diluted share, for the quarter ended September 30, 2004.

    Financial Results:

    Revenue for the quarter was $1,400,000 compared to $634,000 in the same quarter of 2003. The increase is primarily the result of $690,000 of revenue from a new research project on weight management with Alticor entered into in June 2004. Both periods include $625,000 in research funding related to the research agreement with Alticor entered into in March 2003. For the quarter, the Company reported a net loss of $373,000, or $0.02 per basic and diluted share, as compared to a net loss of $767,000, or $0.03 per basic and diluted share, for the same period last year.
    Research and development expenditures were $256,000 in the quarter ended September 30, 2004 compared to $374,000 in the comparable quarterly period ended September 30, 2003. The decrease in R&D expenses reflects a re-allocation of internal resources from internally-funded projects to the research projects funded by Alticor. Those reallocated costs are now reported as cost of revenue.
    Selling, general and administrative expenses were $667,000 for the quarter ended September 30, 2004 compared to $482,000 during the same period last year. The increase is primarily the result of the Company adding the appropriate infrastructure in its efforts to develop other markets for its products and building a CLIA laboratory.
    As of September 30, 2004, the Company reported total assets of $7,164,000, including $5,507,000 in cash and cash equivalents as compared to total assets of $5,458,000 including $4,759,000 in cash and cash equivalents as of December 31, 2003. The increase in cash reflects the $2,000,000 milestone payment received from Alticor in March 2004.
    For the nine months ended September 30, 2004, the Company reported revenue of $2,709,000 and a net loss of $2,222,000 or $0.09 per share compared to revenue of $1,295,000 and a net loss of $3,381,000 or $0.15 per share for the same period last year.

    About Interleukin

    Interleukin Genetics is a biotechnology company focused on developing personalized health products. The company uses functional genomics to help in the development of risk assessment tests, pharmacogenetic tests, nutritional and therapeutic products based on the genetic variations in people. Interleukin's current programs focus on cardiovascular disease, osteoporosis, rheumatoid arthritis, endometriosis, periodontal disease and weight management. Interleukin expects that these programs will lead to products that will personalize the selection of nutritional and therapeutic products and enable the managed care industry to improve patient care and better allocate resources. For more information about Interleukin and its ongoing programs, please visit http://www.ilgenetics.com.

    Certain statements contained herein are "forward-looking" statements including statements regarding our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns and our ability to make progress in advancing our core technologies. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, our ability to develop diagnostic, personalized nutritional and therapeutic products to prevent or treat diseases of inflammation and other genetic variations, our ability to screen nutritional compounds for their effects on inflammatory responses and other genetic variations, given specific genetic patterns, our ability to construct a DNA testing laboratory, our ability to complete all of our key milestones with regard to Alticor programs, our ability to make progress in advancing our core technologies and our ability to launch new commercial products and those risks and uncertainties described in our annual report on Form 10-K, our quarterly reports on Form 10-Q and in other filings made by us with the Securities and Exchange Commission. We disclaim any obligation or intention to update these forward-looking statements.


                      Interleukin Genetics, Inc.
                         Financial Highlights

                                               Sept. 30,   Dec. 31,
Balance sheet data                               2004        2003
------------------                            (Unaudited)  (Audited)
Cash, cash equivalents and marketable
 securities                                   $5,506,990  $4,759,453
Total current assets                           6,003,379   4,997,408
Total assets                                  $7,164,026  $5,458,442

Total current liabilities                     $2,587,514  $1,288,104
Total liabilities                              5,188,754   3,900,730

Total shareholders' equity                     1,975,272   1,557,712

Total liabilities and shareholders' equity    $7,164,026  $5,458,442



 Statement of         Three Months Ended        Nine Months Ended
  operations            September 30,              September 30,
  data               2004          2003         2004          2003
--------------- ------------- ------------- ------------ -------------
                                      (Unaudited)
Sales             $1,400,066      $633,785   $2,708,986    $1,295,432

Gross profit         570,878       140,212      933,153       402,522

Research and
 development         256,083       374,362      991,843     1,722,676
Selling,
 general, and
 administrative
 expense             667,199       481,935    2,099,333     1,778,088
                ------------- ------------- ------------ -------------
Total operating
 expenses            923,282       856,297    3,091,176     3,500,764
                ------------- ------------- ------------ -------------

Loss from
 operations         (352,404)     (716,085)  (2,158,023)   (3,098,242)

Total other
 income and
 expense             (20,113)      (51,207)     (63,992)     (282,795)
                ------------- ------------- ------------ -------------

Net loss           $(372,517)    $(767,292) $(2,222,015)  $(3,381,037)
                ============= ============= ============ =============

Basic and
 diluted loss
 per share            $(0.02)       $(0.03)      $(0.09)       $(0.15)

Weighted
 average common
 shares
 outstanding      23,530,154    23,236,630   23,451,930    23,172,176


    CONTACT: Interleukin Genetics
             Fenel M. Eloi, 781-398-0700